Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof, and including the exhibits attached hereto, this “Agreement”), dated as of September 29, 2020, is entered into by and among (i) Superior Energy Services, Inc. (“Parent”), (ii) each direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each an “SPN Subsidiary,” and together with Parent, the “Company”), and (iii) the Noteholders (as defined below) party hereto (the “Consenting Noteholders”). Each of the foregoing parties are referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017 (as amended, restated, modified, supplemented or replaced from time to time), by and among SESI, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“SESI”), as borrower, Parent and the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor agent, the “ABL Agent”), and the lenders party thereto from time to time (the “ABL Lenders,” such agreement, the “ABL Agreement,” and such facility, the “ABL Facility”). Any and all claims and obligations arising under or in connection with the ABL Agreement and related loan documents are defined herein as the “ABL Claims.” As of the date hereof, the ABL Facility had an aggregate outstanding principal amount of $48,477,076 in the form of letters of credit (the “Aggregate Outstanding ABL Amount”), plus any accrued but unpaid interest, fees, costs, expenses, and other amounts payable thereunder in accordance with the terms of the ABL Agreement;

WHEREAS, reference is made to (a) that certain Indenture, dated as of December 6, 2011 (as amended, restated, modified, supplemented or replaced from time to time, the “2021 Indenture”), by and among SESI, as issuer, each of the guarantors party thereto from time to time, The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, together with any successor trustee thereto, the “2021 Notes Trustee”), and the noteholders party thereto from time to time (the “2021 Noteholders”), governing the issuance of the 7.125% Senior Notes due 2021 (the “2021 Notes”), and (b) that certain Indenture, dated as of August 17, 2017 (as amended, restated, modified, supplemented or replaced from time to time, the “2024 Indenture” and, together with the 2021 Indenture, the “Indentures”), by and among SESI, as issuer, each of the guarantors party thereto from time to time, The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, together with any successor trustee thereto, the “2024 Notes Trustee”, and, together with the 2021 Notes Trustee, the “Notes Trustee”), and the noteholders party thereto from time to time (the “2024 Noteholders” and, together with the 2021 Noteholders, the “Noteholders”) governing the issuance of the 7.750% Senior Notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”). Any and all claims and obligations arising under or in connection with either Indenture are defined herein as the “Notes Claims.” As of the date hereof, the Notes had an aggregate outstanding principal amount of $1,300,000,000 (the “Aggregate Outstanding Notes Amount”), plus any accrued but unpaid interest, fees, costs, expenses, and other amounts payable thereunder in accordance with the terms of the Indentures;

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations regarding the terms of this Agreement and the principal terms of a restructuring that is contemplated to be consummated through a chapter 11 plan of reorganization, pursuant to which the Company will seek to restructure its debt obligations and capital structure and to recapitalize the Company in accordance with the terms and conditions set forth in the restructuring term sheet attached hereto as Exhibit A (as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof, the “Plan Term Sheet”)1 and incorporated herein by reference. The restructuring contemplated by the Plan Term Sheet is referred to in this Agreement as the “Transaction”;

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, the Plan Term Sheet and this Agreement with the assistance of legal and financial advisors of its own choosing or, with respect to the Noteholders, the choosing of an ad hoc group of which it is a member; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by this Agreement, agree as follows:

1. The Transaction

Subject to the terms and conditions of this Agreement and the exhibits attached hereto, the Parties agree as follows during the RSA Time Period (as defined below):

a. Generally. Each of the Parties will use commercially reasonable efforts to cause to occur and cooperate in the prompt consummation of the Transaction on terms and conditions consistent in all material respects with the Plan Term Sheet and this Agreement. Each of the Parties shall also cooperate with each other in good faith and shall use commercially reasonable efforts to coordinate their activities in connection with all matters concerning the pursuit, implementation, and consummation of

[1]	Capitalized terms used but not otherwise defined herein are defined in accordance with the Plan Term Sheet, which is expressly made part of this Agreement and incorporated herein by reference.

the Transaction. The agreements, representations, warranties, covenants, and obligations of each Consenting Noteholder under or in connection with this Agreement are several and not joint in all respects, even if such agreement, representation, warranty, covenant or obligation is phrased as if given or owed by the Consenting Noteholders collectively. The agreements, covenants, and obligations of each Party under this Agreement are conditioned upon and subject to the terms and conditions of the Transaction and the Definitive Documents (as defined below) being consistent in all material respects with the Plan Term Sheet.

b. Form of Transaction. The Transaction shall be effectuated through prepackaged jointly administered voluntary cases to be commenced by the Company (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) that shall contemplate a chapter 11 plan of reorganization that is consistent in all material respects with the terms and conditions of the Plan Term Sheet (such chapter 11 plan of reorganization, the “Plan”).

2. Agreement Effective Date

This Agreement shall be effective on the date that (i) the Company and Noteholders holding at least 66 2/3% of the then outstanding aggregate principal amount of the Notes (the “Super-Majority Noteholders”) shall have executed and delivered to counsel to the Company and counsel to that certain ad hoc group of Consenting Noteholders (the “Ad Hoc Group”) and released to each other counterpart signature pages to this Agreement (such date, the “Agreement Effective Date”) and (ii) the Delayed-Draw Term Loan Commitment Letter (as defined in the Plan Term Sheet) has become effective. The terms and provisions of this Agreement, and the rights, agreements, covenants, and the obligations of the Parties hereunder, shall not become effective or binding until the occurrence of the Agreement Effective Date, and thereafter the terms and provisions herein may only be amended, restated, modified, or otherwise supplemented, or waived, as set forth in Section 13 hereof. As used herein, the term “RSA Time Period” means the time period commencing on the Agreement Effective Date or, with respect to a Consenting Noteholder that becomes a Consenting Noteholder by executing a Joinder (as defined below) to this Agreement or this Agreement after the Agreement Effective Date, the date of such Joinder or execution, and ending on the Agreement Termination Date (as defined below).

3. All Parties: Implementation of the Transaction

a. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Party hereby covenants and agrees as follows during the RSA Time Period:

(1) to negotiate in good faith the definitive documents implementing, achieving or relating to the Transaction or described in or contemplated by this Agreement or the Plan Term Sheet (collectively, such definitive documents, the “Definitive Documents”), including, but not limited to, the Plan (and all exhibits, ballots, solicitation procedures and other documents and instruments related thereto, including any plan supplement documents), the disclosure statement used to solicit votes on the Plan (the “Disclosure Statement”), the motion seeking approval of the Disclosure Statement, the order approving the Disclosure Statement, the Plan solicitation procedures and the solicitation of the Plan, the order of the Bankruptcy Court confirming such Plan (the “Plan Confirmation Order”), the documents and agreements for the governance of the Reorganized Company2, including any shareholders’ agreements and certificates of incorporation (the “New Organizational Documents”), any transition services agreement between Reorganized RemainCo and Reorganized NAM, any management incentive plan and related documents or agreements, any DIP financing credit agreement and related documentation, any motion seeking approval of any DIP financing or use of cash collateral, any and all documentation required to implement, issue, and distribute the new equity of the Reorganized Company, any and all documentation related to the ABL Agreement and the ABL Facility, any and all documentation related to any Delayed-Draw Term Loan Facility, any and all documentation related to the Equity Rights Offering, and any motion seeking approval thereof, any “first day” pleadings and all orders sought pursuant thereto to be filed by the Company in connection with the Chapter 11 Cases, and any material (with materiality determined in the reasonable discretion of the advisors to the Ad Hoc Group in consultation with the Company’s advisors) chapter 11 motions, orders and related documents, including, but not limited to, exit financing documents, cash collateral orders and related budgets, and all related agreements, documents, exhibits, annexes and schedules thereto;

(2) to promptly execute and deliver (to the extent they are a party thereto), and otherwise support the prompt consummation of the transactions contemplated by, the Definitive Documents; and

(3) not object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the prompt consummation of the Transaction (or instruct, direct, encourage or support any person or entity to do any of the foregoing).

b. The Definitive Documents that are not executed or in a form attached to this Agreement as of the Agreement Effective Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transaction shall contain terms, conditions, representations, warranties, and covenants not inconsistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. The terms and conditions of the Definitive Documents shall be consistent in all material respects with the Plan Term Sheet and at all times reasonably acceptable to the Company and, as of the date of determination, at least three unaffiliated Consenting Noteholders who executed this Agreement on the Agreement Effective Date holding at least 66.6% of the aggregate principal amount of Notes held by all Consenting Noteholders who executed this Agreement on the Agreement Effective Date (the “Required Consenting Noteholders”).

[2]

The term “Reorganized Company” means the Company from and after the effective date of the Plan, as reorganized under and pursuant to the Plan, including any successor thereto (to the extent applicable), by merger, consolidation, transfer of all or substantially all its assets or otherwise.

c. In the case of Definitive Documents that the Company intends to file with the Bankruptcy Court, the Company acknowledges and agrees that they will provide advance draft copies of such Definitive Documents to the counsel to the Ad Hoc Group at least three (3) business days prior to the date when the Company intends to file such Definitive Documents; provided, that if three (3) business days in advance is not reasonably practicable, such Definitive Document shall be delivered as soon as reasonably practicable prior to filing, but in no event later than one (1) business day in advance of any filing thereof unless exigent circumstances require otherwise.

4. Milestones

a. The Company shall, during the RSA Time Period, fully comply with the following milestones (the “Milestones”) unless extended or waived in writing by the Required Consenting Noteholders:

(1) no later than one (1) business day before the Petition Date (as defined below), the Company shall commence solicitation of votes on the Plan;

(2) no later than October 22, 2020, the Company shall have commenced the Chapter 11 Cases (the “Petition Date”);

(3) no later than one (1) day after the Petition Date, the Company shall have filed the Plan, the Disclosure Statement and a motion seeking to schedule a combined hearing on the Plan and Disclosure Statement (the “Combined Hearing Motion”);

(4) no later than five (5) days after the Petition Date, the Bankruptcy Court shall have entered an order granting the relief requested in the Combined Hearing Motion;

(5) no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Plan Confirmation Order and an order approving the Disclosure Statement (which order may be the Plan Confirmation Order); and

(6) no later than fourteen (14) days after entry of the Plan Confirmation Order, the effective date of the Plan (the “Plan Effective Date”) shall have occurred.

5. Support of the Transaction

a. Consenting Noteholders Support. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Consenting Noteholder severally, and not jointly, agrees that, during the RSA Time Period, it will:

(i) upon reasonable request, give any notice, order, instruction, or direction to the applicable Notes Trustee necessary to give effect to the Transaction;

(ii) prior to the Petition Date, not accelerate the Notes Claims, not commence an involuntary bankruptcy case against the Company, and not take any enforcement action or otherwise exercise any remedy against the Company;

(iii) not object to, or otherwise commence any proceeding to oppose (and not instruct or direct the Notes Trustee, as applicable, to object to, or otherwise commence any proceeding to oppose) the Transaction, the confirmation or consummation of the Plan, or approval of the Disclosure Statement;

(iv) not take any action (and not instruct or direct the Notes Trustee, as applicable, to take any action), including, without limitation, initiating or joining in any legal proceeding or filing any pleading, that is inconsistent with its obligations under this Agreement;

(v) provided that such Consenting Noteholder has been solicited in accordance with Sections 1125 and 1126 of the Bankruptcy Code, if applicable, and other applicable law, vote all claims (as defined in Section 101(5) of the Bankruptcy Code) beneficially owned by such Consenting Noteholder, or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Transaction (and to accept the Plan) and in favor of the releases, indemnity and exculpation provided under the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement;

(vi) other than in connection with or in furtherance of the Transaction, not actively seek, solicit, or support any Alternative Transaction (as defined below);

(vii) not change, withdraw or revoke (or seek to change, withdraw or revoke) any vote to accept the Plan;

(viii) not “opt out” of or object to any releases, indemnity or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively “opt in” to such releases, indemnity and exculpation) and not elect the Cash-Out Option pursuant to the Plan; and

(ix) not support or vote in favor (or instruct or direct the Notes Trustee, as applicable, to support or vote in favor) of any plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in the Chapter 11 Cases other than the Plan.

Notwithstanding the foregoing, nothing herein shall require any Consenting Noteholder to incur any expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangement that could result in expenses, liabilities, or other obligations, in each case, other than to the extent contemplated by this Agreement or the Plan Term Sheet.

b. Service on Committee. Notwithstanding anything in this Agreement to the contrary, if any Consenting Noteholder is appointed to or serves on a committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit its exercise of fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that service as a member of a committee shall not relieve such Consenting Noteholder of its obligations to affirmatively support, and vote to accept, the Plan, on the terms and conditions set forth herein; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any committee in the Chapter 11 Cases.

c. Other Rights Reserved. Unless expressly limited herein, nothing contained herein shall limit the ability of a Consenting Noteholder to (i) consult with the Company or any other Party (or any of their respective professionals or advisors) or (ii) appear and be heard concerning any matter arising in the Chapter 11 Cases; provided, that such consultation or appearance is not inconsistent with such Party’s covenants and obligations under this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall (i) prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with this Agreement, (ii) subject to its agreements and covenants contained in Section 5 above, be construed to limit any Consenting Noteholder’s rights under the applicable Indenture(s), (iii) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court, (iv) prevent any Consenting Noteholder from taking any action that is required by applicable law, or (v) require any Consenting Noteholder to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal privilege (provided, however, that if any Consenting Noteholder proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable law, such Consenting Noteholder shall provide at least three (3) business days’ advance notice to the Company to the extent the provision of notice is practicable under the circumstances).

6. Company’s Obligations to Support the Transaction

a. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, the Company shall, subject to its applicable fiduciary duties and during the RSA Time Period:

(i) support the Transaction within the timeframes outlined herein and in the Definitive Documents, as applicable, and on terms and conditions consistent in all respects with this Agreement and the Plan Term Sheet;

(ii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address such impediment;

(iii) obtain any and all required regulatory and/or third-party approvals for the Transaction as expeditiously as practicable (if any, and to the extent such approvals are not overridden by the Bankruptcy Code);

(iv) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transaction as contemplated by this Agreement;

(v) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transaction (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Transaction;

(vi) comply with each Milestone set forth in this Agreement;

(vii) not later than 24 hours after receipt, provide copies of any term sheets, offers, letters, or other proposals received by the Company or its advisors, whether solicited or unsolicited, for, in connection with, or related to any commitment to provide ABL financing, cash flow revolver, or other revolving credit or similar working capital financing to, in the event that the SplitCo Election is made, Reorganized NAM and Reorganized RemainCo, and, in the event that the SplitCo Election is not made, to the Reorganized Company (the “ABL Financing Commitment”), and provide, upon reasonable request from advisors to the Ad Hoc Group, detailed updates regarding the status of the Company’s process for obtaining an ABL Financing Commitment;

(viii) not later than 6:00 p.m. (prevailing New York City time) on each Wednesday, beginning with the week ended October 9th, provide a 13-Week Forecast covering the 13-week period beginning on such calendar week, together with a variance report (a “Variance Report”) in form and level of detail reasonably satisfactory to the Required Consenting Noteholders and their advisors reconciling the applicable 13-Week Forecast to the actual sources and uses of cash for the rolling four-week period (or, if a four-week period has not elapsed since the Agreement Effective Date, the cumulative period since the Agreement Effective Date) most recently ended on the last Friday prior to the delivery of each Variance Report (a) showing, for such periods, actual results for the following items: (i) cash receipts, (ii) operating disbursements, (iii) payroll, (iv) capital expenditures, (v) operating cash flow, (vi) non-operating disbursements and (vii) net cash flow; (b) noting a line-by-line reconciliation of variances from values set forth for such periods in the relevant 13-Week Forecast; and (c) providing an explanation for all material variances;

(ix) at its own expense, facilitate and hold calls between the Consenting Noteholders, their advisors, and members of the Company’s executive management team and/or their advisors not less than on a bi-weekly basis;

(x) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Transaction;

(xi) not file or otherwise pursue a chapter 11 plan or any other Definitive Document that is inconsistent with the terms of this Agreement and the Plan Term Sheet;

(xii) except as contemplated by this Agreement or any Definitive Documents, not (a) operate its business outside the ordinary course, taking into account the Transaction, without the consent of the Consenting Noteholders or (b) transfer any material asset or right of the Company or any material asset or right used in the business of the Company to any person or entity outside the ordinary course of business;

(xiii) maintain the good standing and legal existence of each Company entity under the Laws of the state in which it is incorporated, organized or formed;

(xiv) not grant or agree to grant any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits (including in the form of any vested or unvested equity interests of any other kind or nature) of any director, manager, officer or employee of, or any consultant or advisor that is retained or engaged by the Company except in the ordinary course of business, or grant or agree to grant, pursuant to a key employee retention or incentive plan or other similar agreement, any additional or any increase in the wages, salary, bonus or other compensation;

(xv) not enter into, adopt or establish any new compensation or benefit plans or arrangements (including employment agreements and any retention, success or other bonus plans), or amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements);

(xvi) not make or change any tax election (including, with respect to any Company entity that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes), file any amended U.S. federal or state or local income tax return, enter into any closing agreement with respect to material taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, change any accounting methods, practices or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax material claim or assessment, or take or fail to take any action outside the ordinary course of business (except as contemplated by this Agreement or any Definitive Documents) if such action or failure to act would cause a change to the tax status of the Company or be expected to cause, individually or in the aggregate, a material adverse tax consequence to the Company, in each case, unless the Company has received the consent of the Required Consenting Noteholders;

(xvii) not allow or permit any of their respective material permits to lapse, expire, terminate or be revoked, suspended or modified, or to suffer any material fine, penalty or other sanctions related to any of their respective permits;

(xviii) other than in the ordinary course of business, not (A) enter into any contract which, if existing as of the date of this Agreement, would constitute a material contract had it been entered into prior to the date of this Agreement, or (B) amend, supplement, modify or terminate any material contract;

(xix) not engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness or other similar transaction in each case outside of the ordinary course of business, other than the transactions contemplated herein and on the terms hereof;

(xx) not enter into, amend, or terminate any engagement letter or retention agreement with any professional, advisor, attorney, agent, banker, or other retained professional, without the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed;

(xxi) not pay any discretionary fee payable under that certain engagement letter between Ducera Partners LLC and Johnson Rice & Company L.L.C. and Latham & Watkins LLP, dated as of May 21, 2020, without the consent of the Required Consenting Noteholders;

(xxii) (i) on the Agreement Effective Date, pay all reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, Evercore Group L.L.C., any local counsel retained by the Ad Hoc Group, and any other advisors retained by the Ad Hoc Group (collectively, the “Restructuring Expenses”), accrued but unpaid as of such date (to the extent invoiced), and fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals as of such date; (ii) after the Agreement Effective Date, pay all accrued but unpaid Restructuring Expenses on a regular and continuing basis (to the extent invoiced); and (iii) on the Plan Effective Date, so long as this Agreement has not been terminated as to all Parties, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date (to the extent invoiced), without any requirement for Bankruptcy Court review or further Bankruptcy Court order;

(xxiii) as soon as reasonably practicable, notify counsel to the Ad Hoc Group of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Plan by furnishing written notice to counsel to the Ad Hoc Group within two (2) business days of actual knowledge of such event;

(xxiv) as soon as reasonably practicable, notify counsel to the Ad Hoc Group of any material breach by the Company in respect of any of the obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to counsel to the Ad Hoc Group within three (3) business days of actual knowledge of such breach;

(xxv) other than in connection with or in furtherance of the Transaction, not actively seek, solicit, or support any (i) competing plan of reorganization or other financial and/or corporate restructuring of the Company, (ii) issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Company, or (iii) merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving the Company (each, an “Alternative Transaction”), and if the Company receives an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction that the boards of directors, members, or managers (as applicable) of the Company, determine in their good-faith judgment provides a higher or better economic recovery to the Company’s creditors than that set forth in this Agreement and such Alternative Transaction is from a proponent that the boards of directors, members, or managers (as applicable) of the Company have reasonably determined is capable of timely consummating such Alternative Transaction, the Company will, within 24 hours of the receipt of such proposal or expression of interest, notify counsel to the Ad Hoc Group of the receipt thereof, with such notice to include the material terms thereof, including the identity of the person or group of persons involved; provided that such information remains confidential and is treated on a “professional’s eyes only” basis in accordance with the confidentiality agreement between the Company and counsel to the Ad Hoc Group; and

(xxvi) in the event that the SPN Filing Entities enter into any DIP financing agreement, deliver to the legal and financial advisors to the Ad Hoc Group any notices, reports, or other deliverables required to be delivered to the agent or lenders under such DIP financing agreement at the time such notices, reports, or other deliverables are required to be delivered under such DIP financing agreement.

b. Other Rights Reserved. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall (i) prevent the Company from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with this Agreement; (ii) prevent the Company from taking any action that is required by applicable law or to waive or forego the benefit of any applicable legal privilege; or (iii) require the Company or the board of directors, board of managers, or similar governing body of the Company, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Transaction, including terminating this Agreement pursuant to Section 7 below, to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and this Section 6(b) shall not impede any Party’s right to terminate this Agreement pursuant to Section 7 below.

7. Termination

a. All Parties. This Agreement shall immediately and automatically terminate as to all Parties upon the earliest to occur of any of the following, without any requirement to provide notice to any other Party (the date of such termination, the “Agreement Termination Date”):

(i) the Plan Effective Date;

(ii) the date that is one hundred eighty (180) days after the Agreement Effective Date (the “Outside Date”), as such date may be further extended in writing from time to time by the Company and each Consenting Noteholder, if the Plan Effective Date has not occurred;

(iii) the termination of this Agreement by the Company or the Required Consenting Noteholders; or

(iv) the Company and the Required Consenting Noteholders mutually agree to such termination in writing.

b. The Company. The Company may terminate this Agreement by written notice to the other Parties upon the occurrence of any of the following events:

(i) upon a material breach by any Consenting Noteholder of its obligations, representations, warranties, undertakings, commitments or covenants hereunder (a “Defaulting Creditor”), which breach is not cured within five (5) business days after the giving of written notice by the Company to all other Parties of a description of such breach; provided, however, the Company may not terminate this Agreement if the Consenting Noteholders that would remain party to this Agreement after excluding such Defaulting Creditor still constitute the Super-Majority Noteholders;

(ii) if the board of directors, members, or managers, as applicable, of the Company reasonably determines, in good faith and based upon advice of outside legal counsel, that proceeding with the Transaction would be inconsistent with the exercise of its applicable fiduciary duties;

(iii) if the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; or

(iv) if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

c. Consenting Noteholders. The Required Consenting Noteholders may terminate this Agreement by written notice to the other Parties upon the occurrence of any of the following events:

(i) upon a material breach by the Company of its obligations, representations, warranties, undertakings, commitments or covenants hereunder, which breach is not cured within five (5) business days after the giving of written notice by the Required Consenting Noteholders to all other Parties of a description of such breach;

(ii) the occurrence of an event set forth in Section 7(b) hereof (other than Section 7(b)(i));

(iii) the failure of the Company to comply with any Milestone;

(iv) the exercise of any rights or remedies against any material assets or property of the Company as a result of the occurrence of a default or event of default under the ABL Agreement;

(v) the occurrence of an event of default under any DIP financing credit agreement or the termination of the SPN Filing Entities’ consensual use of any cash collateral;

(vi) the occurrence of any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Company, taken as a whole, or the ability of the Company taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no case shall any Event arising from, as a result of, or in connection with (a) the public announcement of this Agreement, the Chapter 11 Plan, or any other Definitive Document, (b) the pursuit or public announcement of the Transaction, (c) the commencement or prosecution of the Chapter 11 Cases, or (d) the pursuit of confirmation or consummation of the Chapter 11 Plan, be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect for purposes of this Agreement;

(vii) if the Company (a) withdraws the Plan, (b) publicly announces their intention not to support the Transaction, or (c) publicly announces or executes a definitive written agreement with respect to an Alternative Transaction;

(viii) if (1) the Company (a) moves to voluntarily dismiss any of the Chapter 11 Cases, (b) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (c) moves for appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in Section 1104(a)(3) and (4) of the Bankruptcy Code, or (2) a final order is entered by the Bankruptcy Court granting any of the relief described in clause (1) above;

(ix) if the Company files a motion or application seeking an order (a) terminating exclusivity under Section 1121 of the Bankruptcy Code or (b) rejecting this Agreement;

(x) if the Company files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) in a form that is materially inconsistent with this Agreement;

(xi) if the Company files any motion or pleading with the Bankruptcy Court indicating its intention to support or pursue, or files with the Bankruptcy Court, any chapter 11 plan of reorganization (or related disclosure statement) that is inconsistent in any material respect with this Agreement;

(xii) if the Bankruptcy Court grants relief that is not consistent in any material respect with this Agreement or the Transaction;

(xiii) if the Company files any motion or other pleading with the Bankruptcy Court to approve or otherwise pursue an Alternative Transaction;

(xiv) if the Company enters into an Alternative Transaction or shall have publicly announced its intention to support or pursue, or entered into any agreement to support or pursue, an Alternative Transaction;

(xv) if any of the following shall have occurred: (a) the Company or any affiliate of the Company shall have filed any motion, application, adversary proceeding or cause of action (1) challenging the validity, enforceability, or seek avoidance or subordination of the Notes Claims or (2) otherwise seeking to impose liability upon the Consenting Noteholders, or (b) the Company or any affiliate of the Company shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (a) filed by another person;

(xvi) if the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $1 million; or

(xvii) if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

For the avoidance of doubt, any right to terminate this Agreement as to the Consenting Noteholders may be exercised only by the Required Consenting Noteholders on behalf of all Consenting Noteholders, and may not be exercised by one or more individual Consenting Noteholders not constituting the Required Consenting Noteholders.

d. Effect of Termination. If this Agreement is terminated pursuant to this Section 7, any and all further commitments, undertakings, agreements, obligations, and covenants of the applicable Parties as to whom this Agreement is terminated hereunder shall be terminated without further liability (except for such agreements, obligations, and covenants that expressly survive such termination), and each Party as to whom this Agreement is terminated shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Notes Claims or causes of action. Further, if this Agreement is terminated prior to the Plan Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this

Agreement or otherwise. The Company acknowledges and agrees, and shall not dispute, that during the Chapter 11 Cases (i) the giving of notice of termination, or the exercise of the right to terminate this Agreement, by the Required Consenting Noteholders pursuant to this Agreement shall not be a violation of the automatic stay of Section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice or the exercise of such right to terminate this Agreement). Notwithstanding anything to the contrary in this Agreement, (i) no termination of this Agreement shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; (ii) the right to terminate this Agreement under this Section 7 shall not be available to any Party whose failure to fulfill any of its material obligations under this Agreement has been the cause of, or resulted in, the occurrence of the proposed termination event; and (iii) nothing in this Agreement shall be construed as prohibiting the Parties from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before the date of such termination. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Parties to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.

8. Representations of the Company

The Company hereby jointly and severally represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof:

a. Power and Authority. It has all requisite corporate, partnership, limited liability company or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under this Agreement, including the corporate or other organizational power or authority to cause the Company to comply with this Agreement and implement the Transaction.

b. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action on its part.

c. No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificates of incorporation, or bylaws, or organizational documents or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its organizational documents.

d. Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission or in connection with the Transaction or the Chapter 11 Cases.

e. Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

f. No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

g. Representation. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

9. Representations of the Consenting Noteholders

Each of the Consenting Noteholders severally, but not jointly, represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof with respect to itself only:

a. Holdings by Consenting Noteholders. It either (i) is the sole legal and beneficial owner of the principal amount of Notes set forth on its respective signature page hereto (for each such Consenting Noteholder, the “Consenting Noteholder Claims”), in each case free and clear of all claims, liens, or encumbrances or (ii) has full investment or voting discretion with respect to such Consenting Noteholder Claims over which it holds investment discretion and has the power and authority to bind the beneficial owner(s) of such Consenting Noteholder Claims to the terms of this Agreement. In addition, it has full and sole power and authority to vote on and consent to matters concerning such Consenting Noteholder Claims with respect to the Transaction.

b. Prior Transfers. It has made no prior assignment, sale, grant, pledge, conveyance, or other transfer of, and has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Consenting Noteholder Claims or its voting rights with respect thereto.

c. Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

d. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

e. No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

f. Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, and (ii) such filings as may be necessary or required in connection with the Chapter 11 Cases.

g. Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

h. No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

i. Representation. It has been represented, or is part of the Ad Hoc group which is represented, by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

j. Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of the Company (including any securities that may be issued in connection with the Transaction), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Transaction for its own account and not with a view to the distribution thereof. Each Consenting Noteholder hereby further confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

10. Additional Claims and Interests

This Agreement shall in no way be construed to preclude a Consenting Noteholder from acquiring additional claims against or equity interests in the Company (collectively, the “Additional Claims/Interests”). However, in the event a Consenting Noteholder (or any of their respective controlled funds) shall acquire any such Additional Claims/Interests after the date hereof (or holds such Additional Claims/Interests as of the date hereof), such Additional Claims/Interests shall automatically be deemed, without further notice to or action of any Party, to be subject to the terms and conditions of this Agreement.

11. Transfer of Claims and Existing Equity Interests

a. Each Consenting Noteholder agrees that, during the RSA Time Period, it will not, directly or indirectly, (i) sell, transfer, pledge, assign, hypothecate, grant an option on, or otherwise convey or dispose of any of its Consenting Noteholder Claims (except in connection with consummation of the Transaction), unless such transferee or other recipient is either a Party hereto or has executed and delivered to the Company and counsel to the Ad Hoc Group a joinder, substantially in the form attached hereto as Exhibit B (a “Joinder”) or (ii) grant any proxies or enter into a voting agreement with respect to any of the Consenting Noteholder Claims (collectively, a “Claim Transfer”). A Consenting Noteholder making a Claim Transfer pursuant to this Section 11 is referred to as a “Transferor” and a transferee receiving a Claim Transfer pursuant to this Section 11 is referred to as a “Transferee.” Any Claim Transfer that does not comply with the foregoing shall be deemed void ab initio and of no force or effect (other than pledges, transfers or security interests that such Consenting Noteholder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such prime broker).

b. Upon compliance with the requirements of Section 11(a) of this Agreement, (i) with respect to Consenting Noteholder Claims held by the relevant Transferee upon consummation of a Claim Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder set forth in this Agreement as of the date of such Claim Transfer and (ii) the Transferee shall be deemed a Consenting Noteholder, and the Transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Consenting Noteholder Claims. No Consenting Noteholder shall have any liability under this Agreement arising from or related to the failure of its transferee to comply with the terms of this Agreement.

c. Notwithstanding anything to the contrary herein, (i) this Section 11 shall not preclude any Consenting Noteholder from transferring Notes Claims to affiliates of such Consenting Noteholder (each, a “Consenting Noteholder Affiliate”), which Consenting Noteholder Affiliate shall be automatically bound by this Agreement upon the transfer of such Notes Claims without the requirement that such Consenting Noteholder Affiliate execute a Joinder; and (ii) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker,3 it may transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Notes Claims that the Qualified Marketmaker acquires after the Agreement Effective Date and with the purpose and intent of acting as a Qualified Marketmaker for such Notes Claims from a holder that is not a Consenting Noteholder without the requirement that the transferee execute a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement.

d. This Section 11 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to transfer any of its Consenting Noteholder Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a confidentiality agreement, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such confidentiality agreement.

12. Prior Negotiations

This Agreement and the exhibits attached hereto set forth in full the terms of agreement between the Parties and is intended as the full, complete and exclusive contract governing the relationship between the Parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect thereto; provided, that any confidentiality agreement between or among the Parties shall remain in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documents after the date hereof to consummate the Transaction.

13. Amendment or Waiver

No waiver, modification, supplement or amendment of the terms of this Agreement or the exhibits attached hereto shall be valid unless such waiver, modification, supplement or amendment is in writing and has been signed by the Company and the Required Consenting Noteholders; provided, that any term or provision of this Agreement or the exhibits attached hereto that expressly requires the consent or approval of a particular Party shall require, as applicable, the written consent or approval of such Party to waive,

[3]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

amend or modify such term or provision. No waiver of any of the provisions of this Agreement or the exhibits attached hereto shall be deemed or constitute a waiver of any other provision of this Agreement or the exhibits attached hereto, whether or not similar, nor shall any waiver be deemed a continuing waiver. Any amendment, waiver, or modification of this Section 13 or the definitions of “Outside Date” or “Required Consenting Noteholders” shall require the written consent of all Parties. Any amendment, waiver, or modification that treats any Consenting Noteholder in a manner that is disproportionally adverse, on an economic or non-economic basis, to the treatment of their Notes Claims relative to other Consenting Noteholders shall also require the written consent of such Consenting Noteholder. In determining whether any consent or approval has been given or obtained by the Required Consenting Noteholders, each then existing Defaulting Creditor and its respective Consenting Noteholder Claims shall be excluded from such determination. Any amendment or modification of this Agreement that requires any Consenting Noteholder to incur any expenses, liabilities or other obligations, or to agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations, in each case, except as set forth herein as of the time of such Consenting Noteholder’s execution of this Agreement, shall require the consent of each such impacted Consenting Noteholder in order for such waiver, modification, amendment or supplement.

14. RSA Premium

In consideration for entry into this Agreement, each Consenting Noteholder shall be paid a premium (the “RSA Premium”) payable in cash equal to the accrued interest outstanding as of the Agreement Effective Date under the Notes held by each Consenting Noteholder. The RSA Premium shall be (i) fully earned by each Consenting Noteholder upon execution of this Agreement or a Joinder by such Consenting Noteholder on or before the date (the “RSA Premium Outside Date”) that is the later of (1) five (5) business days after the Agreement Effective Date or (2) such other date as agreed to in writing between the Company and the Required Consenting Noteholders and (ii) paid by the Company on the date on which the applicable Consenting Noteholder executes this Agreement or a Joinder, but in no event later than the RSA Premium Outside Date. For the avoidance of doubt, any RSA Premium shall not reduce the amount of any Notes Claims (including, without limitation, any Notes Claims on account of accrued and unpaid interest), rather shall be in addition to any such Notes Claims. In the event that a Consenting Noteholder acquires additional Notes Claims from a party that is not a Consenting Noteholder or otherwise bound to comply with the terms of this Agreement prior to the RSA Premium Outside Date, such Consenting Noteholder shall be entitled to receive the RSA Premium with respect to such additional Notes Claims.

15. WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

16. Governing Law and Consent to Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or the exhibits attached hereto or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York and only to the extent such court lacks jurisdiction, in the New York State Supreme Court sitting in the Borough of Manhattan, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction and venue, upon any commencement of the Chapter 11 Cases and until the Plan Effective Date, each of the Parties agrees that the Bankruptcy Court shall have jurisdiction over all matters arising out of or in connection with this Agreement or the exhibits attached hereto.

17. Specific Performance

It is understood and agreed by the Parties that, without limiting any rights or remedies available under applicable law or in equity, money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

18. Reservation of Rights; Settlement Discussions

Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests. Notwithstanding anything to the contrary contained in this Agreement or the exhibits attached hereto, nothing in this Agreement or the exhibits attached hereto shall be, or shall be deemed to be or constitute: (i) a release, waiver, novation, cancellation, termination or discharge of the Consenting Noteholders’ Notes Claims; or (ii) an amendment, modification or waiver of any term or provision of the Notes or the Indentures, which are hereby reserved and reaffirmed in full. If the Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies thereunder and applicable law.

This Agreement and the Transaction are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and the exhibits attached hereto and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

19. Headings; Recitals

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement. The recitals to this Agreement are true and correct and incorporated by reference into this Section 19.

20. Notice

Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by email, or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street

Suite 2900

Houston, TX 77002

Attn: David Dunlap

Telephone (713) 654-2200

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn: Keith A. Simon

George Klidonas

Telephone: 212.906.1200

Fax: 212.751.4864

Email: keith.simon@lw.com

  george.klidonas@lw.com

If to any Consenting Noteholder:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting Noteholder with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Damian S. Schaible

Adam L. Shpeen

Email: damian.schaible@davispolk.com

  adam.shpeen@davispolk.com

21. Successors and Assigns

Subject to Section 11, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives, as applicable.

22. No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.

23. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any Party hereto may execute and deliver a counterpart of this Agreement by delivery by facsimile transmission or electronic mail of a signature page of this Agreement signed by such Party, and any such facsimile or electronic mail signature shall be treated in all respects as having the same effect as having an original signature. The Company shall redact the Consenting Noteholders’ individual fund names as listed on their respective signature page in any publicly filed version of this Agreement.

24. [Reserved]

25. Acknowledgement; Not a Solicitation

This Agreement does not constitute, and shall not be deemed to constitute (i) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other federal or state law or regulation), or (ii) a solicitation of votes on the Plan for purposes of the Bankruptcy Code. The vote of each Consenting Noteholder to accept or reject the Plan shall not be solicited except in accordance with applicable law.

26. Public Announcement and Filings

The Company shall submit drafts to counsel to the Ad Hoc Group of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure, and shall afford such counsel a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, no Party or its advisors shall (a) use the name of any Consenting Noteholder in any public manner (including in any press release) with respect to this Agreement, or (b) disclose to any Person, other than advisors to the Company, the principal amount or percentage of any Notes Claims held by any Consenting Noteholder without such Consenting Noteholder’s prior written consent; provided, however, that the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes Claims held by all Consenting Noteholders. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, no Party shall, nor shall it permit any of its respective affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby or by the Plan Term Sheet without the prior written consent of the Company and the Required Consenting Noteholders (in each case such consent not to be unreasonably withheld); provided, however, for the avoidance of doubt, any public announcement required to be made by a Consenting Noteholder or its affiliates in its capacity as an ABL Lender or another type of Company creditor or that contains only publicly-available information regarding this Agreement, the Plan Term Sheet or the Transaction shall not constitute a violation of this Section 26.

27. Relationship Among Parties

It is understood and agreed that no Party has any duty of trust or confidence in any form with any other Party, and there are no commitments among or between them, in each case arising solely from or in connection with this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder hereto is intended to constitute the Consenting Noteholders as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

28. No Strict Construction

Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits attached hereto, or based on any other rule of strict construction.

29. Remedies Cumulative; No Waiver

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

30. Severability

If any portion of this Agreement or the exhibits attached hereto shall be held by a court of competent jurisdiction to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement and the exhibits attached hereto (as applicable) so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto, provided that, this provision shall not operate to waive any condition precedent to any event set forth herein.

31. Time

If any time period or other deadline provided in this Agreement expires on a day that is not a business day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding business day.

32. Additional Parties

Without in any way limiting the provisions hereof, additional Noteholders may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional Noteholders shall become a Party to this Agreement as a Consenting Noteholder in accordance with the terms of this Agreement.

33. Rules of Interpretation

For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

34. Plan Term Sheet

The Plan Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Plan Term Sheet sets forth the material terms and conditions of the Transaction; provided, however, the Plan Term Sheet is supplemented by the other terms and conditions of this Agreement. In the event of any conflict or inconsistency between the Plan Term Sheet and any other provision of this Agreement, the Plan Term Sheet will govern and control to the extent of such conflict or inconsistency.

35. Email Consents

Where a written consent, acceptance, approval, extension, or waiver is required pursuant to or contemplated under this Agreement, such written consent, acceptance, approval, extension, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, extension, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Restructuring Support Agreement to be duly executed as of the date first written above.

DEBTOR PARENT:	SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ David D. Dunlap
	Name:	David D. Dunlap
	Title:	President & Chief Executive Officer

DEBTOR SUBSIDIARIES:	1105 PETERS ROAD, L.L.C.
ADVANCED OILWELL SERVICES, INC. COMPLETE ENERGY SERVICES, INC. CONNECTION TECHNOLOGY, L.L.C. CSI TECHNOLOGIES, L.L.C. GUARD DRILLING MUD DISPOSAL, INC. H.B. RENTALS, L.C.

INTERNATIONAL SNUBBING SERVICES, L.L.C.

PUMPCO ENERGY SERVICES, INC.

SEMO, L.L.C.

SEMSE, L.L.C.

SERVICIOS HOLDING I, INC.

SES INTERNATIONAL HOLDINGS GP, LLC

SES TRINIDAD, L.L.C.

SESI, L.L.C.

SESI CORPORATE, LLC

SESI GLOBAL, LLC

SPN WELL SERVICES, INC.

STABIL DRILL SPECIALTIES, L.L.C. SUPERIOR ENERGY SERVICES, L.L.C. SUPERIOR ENERGY SERVICES COLOMBIA, LLC SUPERIOR ENERGY SERVICES GP, LLC SUPERIOR ENERGY SERVICES-NORTH AMERICA SERVICES, INC.
SUPERIOR INSPECTION SERVICES, L.L.C. SUPERIOR HOLDING, INC. WARRIOR ENERGY SERVICES CORPORATION WILD WELL CONTROL, INC.
WORKSTRINGS INTERNATIONAL, L.L.C.

	By:	/s/ David D. Dunlap
	Name:	David D. Dunlap
Authorized Signatory

Signature Page to Restructuring Support Agreement for Superior Energy Services

[Consenting Noteholder Signature Pages Omitted]

Exhibit A

Plan Term Sheet

Execution Version

SUPERIOR ENERGY SERVICES, INC.

RESTRUCTURING TERM SHEET

September 29, 2020

This term sheet (this “Term Sheet”) describes certain material terms of proposed restructuring and recapitalization transactions (collectively, the “Restructuring”) pursuant to which Superior Energy Services, Inc. (“Parent”) and certain of its direct and indirect subsidiaries (together with Parent, the “SPN Filing Entities” or the “Debtors”), including, without limitation, Superior Energy Services-North America Services, Inc. (together with its direct and indirect subsidiaries and H.B. Rentals L.C., “NAM”), will restructure their existing debt obligations and equity interests through a prepackaged plan of reorganization consistent in all respects with this Term Sheet (such plan, the “Chapter 11 Plan”) filed in connection with voluntary cases (the “Chapter 11 Cases”) commenced by the SPN Filing Entities under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE CHAPTER 11 PLAN AND OTHER DEFINITIVE DOCUMENTS GOVERNING THE RESTRUCTURING. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF SUCH DEFINITIVE DOCUMENTS AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES, BANKRUPTCY, AND OTHER APPLICABLE LAWS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE RESTRUCTURING. THIS TERM SHEET IS CONFIDENTIAL AND SUBJECT TO FEDERAL RULE OF EVIDENCE 408. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH A FULL RESERVATION AS TO ALL RIGHTS, REMEDIES, CLAIMS OR DEFENSES OF THE SPN FILING ENTITIES AND THE CONSENTING NOTEHOLDERS.

Material Terms of the Restructuring

Term	Description
Overview of the Restructuring

This Term Sheet is the “Plan Term Sheet” attached as Exhibit A to that certain Restructuring Support Agreement (as the same may be amended, restated, modified, or supplemented in accordance with its terms, the “RSA”), dated as of September 29, 2020 (the “RSA Agreement Date”), by and between the SPN Filing Entities and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms in the RSA.

As the following entities may be reorganized on the effective date of the Restructuring pursuant to the Chapter 11 Plan and the Definitive Documents (such date, the “Effective Date”): (i) the SPN Filing Entities shall be referred to collectively herein as the “Reorganized Debtors”; (ii) NAM shall be referred to herein as “Reorganized NAM”; (iii) in the event that the SplitCo Election (as defined below) is not made, Parent shall be referred to herein as “Reorganized Parent”; and (iv) in the event that the SplitCo Election is made, Parent shall be referred to herein as “Reorganized RemainCo”.

Unless the Required Consenting Noteholders (or their advisors on their behalf) provide written notice to the SPN Filing Entities (or their advisors) on or before October 15, 2020 (or such later date acceptable to the Required Consenting Noteholders) that such Noteholders support pursuing the Company Separation (as defined below) in connection with the Restructuring (the “SplitCo Election”), Parent and all of its wholly-owned, domestic and foreign subsidiaries, whether or not a Debtor (collectively, the “Company”), shall not be separated in connection with the Restructuring and, on the Effective Date and subject to the terms and conditions of the Definitive Documents, Parent shall remain the sole owner of the other Reorganized Debtors and the Debtors shall be restructured on a consolidated basis as a single company.

In the event that the SplitCo Election is made, on the Effective Date and subject to the terms and conditions of the Definitive Documents, the Company shall be separated (the “Company Separation”) into two (2) companies, Reorganized NAM and Reorganized RemainCo, as follows:

(i) Reorganized NAM and its direct and indirect subsidiaries shall own or otherwise control the U.S. service rigs, coiled tubing, wireline, pressure control, pressure pumping, flowback, fluid management and accommodation services lines of the Company, and all assets of Pumpco Energy Services, Inc. (collectively, the “NAM Business”); and

(ii) Reorganized RemainCo and its direct and indirect subsidiaries shall own or otherwise control all lines of business of the Company other than the NAM Business.

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Regardless of whether or not the SplitCo Election is made, the Consenting Noteholders constituting Required Consenting Noteholders may, in consultation with the Company, elect at any time prior to the Petition Date to pursue a strategic or other transaction involving the NAM Business (the “Alternative NAM Transaction”). In the event that an Alternative NAM Transaction is pursued, the Plan and other Definitive Documents shall be modified in a manner reasonably acceptable to the Company and the Required Consenting Noteholders to reflect the terms of and effectuate the Alternative NAM Transaction.

If the SplitCo Election is made, a summary of the steps of the Company Separation shall be included in the Plan Supplement (the “Transaction Steps”).

Exit ABL Facility & Delayed-Draw Term Loan Facility

During the RSA Time Period, the SPN Filing Entities shall continue to use commercially reasonable efforts to obtain ABL Financing Commitments on terms and conditions acceptable to the Required Consenting Noteholders for both (i) a single exit ABL financing for the Reorganized Debtors and (ii) in the event the SplitCo Election is made, separate exit ABL financings for each of Reorganized RemainCo and Reorganized NAM.

Moreover, to ensure sufficient liquidity for the Company in the event that either or both of such ABL Financing Commitments are not obtained, certain of the Consenting Noteholders have committed, pursuant to a commitment letter (the “Delayed-Draw Term Loan Commitment Letter”) executed substantially simultaneously with the RSA, to provide a delayed-draw term loan facility in an aggregate committed principal amount not to exceed $200 million for (x) in the event the SplitCo Election is made, Reorganized RemainCo, or (y) in the event the SplitCo Election is not made, the Reorganized Debtors, in each case on terms and conditions set forth in the Delayed-Draw Term Loan Commitment Letter.

In the event that during the RSA Time Period the SPN Filing Entities obtain one or more ABL Financing Commitments that contemplate financial commitments on terms and conditions acceptable to the Required Consenting Noteholders (including principal amount), then the SPN Filing Entities shall promptly enter into and perform under some or all such ABL Financing Commitments and shall either not pursue consummation of the Delayed-Draw Term Loan Facility or shall pursue such consummation in part, as determined by the Required Consenting Noteholders and permitted under the RSA.

In addition to the above, in the event that the SplitCo Election is made, on the Effective Date, Reorganized NAM shall initially be funded with a cash contribution from Reorganized RemainCo in an amount that is acceptable to the Required Consenting Noteholders; provided that such amount shall be agreed upon prior to the Plan Confirmation Date and set forth in the Plan Supplement.

Equity Rights Offering	Subject to conditions set forth herein and the applicable Definitive Documents, all Noteholders will have the right (collectively, the “Subscription Rights”), but not the obligation, to participate in a rights offering, which will be offered pursuant to section 1145 of the Bankruptcy Code or another available exemption under the Securities Act (with the consent of the Required Consenting Noteholders) (the “Equity Rights Offering”), of Reorganized Parent Common Stock (as defined below), if the SplitCo Election is not made, or Reorganized RemainCo Common Stock (as defined below) and

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Reorganized NAM Common Stock (as defined below) (together with the Reorganized RemainCo Common Stock and the Reorganized Parent Common Stock, the “Reorganized Debtors Common Stock”), if the SplitCo Election is made, to be issued by Reorganized Parent, Reorganized RemainCo or Reorganized NAM, as the case may be, for up to an amount acceptable to the Required Consenting Noteholders and set forth in the applicable Definitive Documents (the “Equity Rights Offering Amount”) of cash. The Reorganized Debtors Common Stock shall be issued pursuant to the Equity Rights Offering at a discount to be determined by the Required Consenting Noteholders and set forth in the applicable Definitive Documents to the total enterprise value of the Reorganized Debtors or Reorganized RemainCo or Reorganized NAM, as the case may be, as set forth in the Plan. The recipients of the Subscription Rights shall be given oversubscription privileges as set forth in the Definitive Documents. The Reorganized Debtors Common Stock issued (i) to holders of Existing Equity Interests (as defined below), (ii) in connection with the Reorganized Parent Management Incentive Plan (as defined below), the Reorganized RemainCo Management Incentive Plan (as defined below), and the Reorganized NAM Management Incentive Plan (as defined below), as applicable, and (iii) pursuant to the exercise of the Reorganized Parent Warrants (as defined below) and the Reorganized RemainCo Warrants (as defined below), as applicable, in each case, will not be diluted by the Reorganized Debtors Common Stock issued in connection with the Equity Rights Offering. Noteholders shall have the right to subscribe for their pro rata share of the Equity Rights Offering Amount on the basis of their respective holdings of Notes Claims. The proceeds of the Equity Rights Offering shall be used to fund an option (the “Cash-Out Option”) provided to Noteholders to receive a cash distribution (the “Cash-Out Cash Distribution”) in full and final satisfaction of such holder’s Notes Claims, which shall be released and discharged under the Plan, as set forth more fully in the Plan. Each holder of Notes Claims may receive an amount per $1.00 of such holder’s Notes Claims to be determined by the Required Consenting Noteholders and set forth in the applicable Definitive Documents, if such holder elects to exercise the Cash-Out Option. If holders of Notes Claims elect the Cash-Out Option in an amount the result of which would cause the aggregate Cash-Out Cash Distribution to exceed the Equity Rights Offering Amount, then the Cash-Out Cash Distribution will automatically be reduced to the Equity Rights Offering Amount, and any remaining portion of such holder’s Note Claims that is not satisfied through the Cash-Out Option will receive the treatment such holder would otherwise be entitled to if such holder did not elect the Cash-Out Option. For the avoidance of doubt, under no circumstance shall the Cash-Out Cash Distribution exceed the amount of the proceeds of the Equity Rights Offering. No Consenting Noteholder shall elect to exercise the Cash-Out Option in respect of any of its Notes Claims. Consummation of the Equity Rights Offering and the delivery of any Cash-Out Cash Distribution is contingent upon the consent of the Required Consenting Noteholders. In the event that the Equity Rights Offering is not consummated, then no Cash-Out Cash Distribution will be made to holders of Notes Claims in respect of any Notes pursuant to the Plan.

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Treatment of Claims and Interests Under the Chapter 11 Plan

Claim	Proposed Treatment[1]
Unclassified Claims

Administrative Claims

Treatment. Except to the extent that a holder of an allowed administrative claim (collectively, the “Administrative Claims”) and the Debtors, with the consent of the Required Consenting Noteholders, agree in writing to less favorable treatment for such Administrative Claim, such holder shall receive payment in full, in cash, of the unpaid portion of its allowed Administrative Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof).

Voting. Not classified; non-voting.

Priority Tax Claims

Treatment. Except to the extent that a holder of an allowed claim entitled to priority under section 507(a)(8) of the Bankruptcy Code (collectively, the “Priority Tax Claims”) and the Debtors, with the consent of the Required Consenting Noteholders, agree in writing to less favorable treatment, such holder shall receive payment in full, in cash, of the unpaid portion of its allowed Priority Tax Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof) or otherwise be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

Voting. Not classified; non-voting.

Intercompany Claims	Intercompany claims shall be reinstated, compromised, or cancelled as set forth in the Transaction Steps or in such manner as is acceptable to the Required Consenting Noteholders, in consultation with the Company.

Classified Claims and Interests

ABL Claims

Treatment. On the Effective Date, each holder of an allowed ABL Claim shall receive payment in full in cash; provided that contingent claims arising from outstanding letters of credit that remain undrawn as of the Effective Date shall either be (i) rolled into the exit ABL financing described above or (ii) if not rolled, then 105 % cash collateralized and remain outstanding.

Voting. Unimpaired. Each holder of an ABL Claim will be conclusively presumed to have accepted the Chapter 11 Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holder will not be entitled to vote to accept or reject the Chapter 11 Plan.

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The proposed treatment of and distributions to holders of unclassified and classified claims and equity interests set forth in this Term Sheet is subject to modification in the event that an Alternative NAM Transaction is pursued as set forth above.

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Other Secured Claims

Treatment. Except to the extent that a holder of an allowed secured claim, other than an ABL Claim (collectively, the “Other Secured Claims”), and the Debtors, with the consent of the Required Consenting Noteholders, agree in writing to less favorable treatment, such holder shall receive either (a) payment in full in cash of the unpaid portion of their allowed Other Secured Claims, including any interest thereon required to be paid under section 506(b) of the Bankruptcy Code (or if payment is not then due, on the due date of such allowed Other Secured Claims), (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment necessary to satisfy section 1129 of the Bankruptcy Code.

Voting. Unimpaired. Each holder of an Other Secured Claim will be conclusively presumed to have accepted the Chapter 11 Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holder will not be entitled to vote to accept or reject the Chapter 11 Plan.

Other Priority Claims

Treatment. Except to the extent that a holder of an allowed claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, (collectively, the “Other Priority Claims”) and the Debtors, with the consent of the Required Consenting Noteholders, agree in writing to less favorable treatment, such holder shall receive payment in full, in cash, of the unpaid portion of its allowed Other Priority Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date of such Other Priority Claim).

Voting. Unimpaired. Each holder of an Other Priority Claim will be conclusively presumed to have accepted the Chapter 11 Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holder will not be entitled to vote to accept or reject the Chapter 11 Plan.

Notes Claims

Treatment. On the Effective Date, each holder of an allowed claim arising under the Notes (collectively, the “Notes Claims”), except to the extent that a holder and the Debtors, with the consent of the Required Consenting Noteholders, agree to less favorable treatment, shall receive its pro rata share of the following:

(a)   In the event that the SplitCo Election is not made:

(i) (1) 98% of the new common stock of Reorganized Parent (the “Reorganized Parent Common Stock”) subject to dilution on account of (A) the Reorganized Parent Common Stock issued upon conversion of the Reorganized Parent Warrants (as defined below) and (B) the Reorganized Parent MIP Equity (as defined below), and (2) the Subscription Rights; or

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(ii)  Solely in the event such holder timely votes to accept the Plan and elects to receive (or cause its affiliated designee to receive) the Cash-Out Option, the Cash-Out Option;

(b)   In the event that the SplitCo Election is made:

(i) (1) 98.5% of the new common stock of Reorganized RemainCo (the “Reorganized RemainCo Common Stock”) subject to dilution on account of (A) the Reorganized RemainCo Common Stock issued upon conversion of the Reorganized RemainCo Warrants (as defined below) and (B) the Reorganized RemainCo MIP Equity (as defined below); (2) 95.0% of the new common stock of Reorganized NAM (the “Reorganized NAM Common Stock”) subject to dilution on account of the Reorganized NAM MIP Equity (as defined below); and (3) the Subscription Rights; or

(ii)  Solely in the event such holder timely votes to accept the Plan and elects to receive (or cause its affiliated designee to receive) the Cash-Out Option, the Cash-Out Option.

Voting. Impaired. Each holder of a Notes Claim will be entitled to vote to accept or reject the Chapter 11 Plan.

General Unsecured Claims

Treatment. Each holder of an allowed unsecured claim that is not (a) an Administrative Claim, (b) a Priority Tax Claim, (c) an Other Priority Claim, (d) a Notes Claim, (e) an Intercompany Claim, or (f) a Section 510(b) Claim (as defined below) (collectively, the “General Unsecured Claims”) shall receive payment in full, in cash, of the unpaid portion of its allowed General Unsecured Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof), in each case except to the extent that a holder of an allowed General Unsecured Claim and the Debtors agree to less favorable treatment of such allowed General Unsecured Claim, with the consent of the Required Consenting Noteholders.

Voting. Unimpaired. Each holder of a General Unsecured Claim will be conclusively presumed to have accepted the Chapter 11 Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holder will not be entitled to vote to accept or reject the Chapter 11 Plan.

Existing Equity Interests in Parent	Treatment. On the Effective Date, all Existing Equity Interests[2] in Parent will be cancelled and terminated, and the holders thereof, except to the extent that a holder and the Debtors agree to less favorable treatment of such Existing Equity Interests, with the consent of the Required Consenting Noteholders, shall receive its pro rata share of the following:

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“Existing Equity Interests” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor, in each case existing, exercised, or otherwise vested immediately prior to the Effective Date.

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(a)   In the event that the SplitCo Election is not made:

(i) 2% of the Reorganized Parent Common Stock subject to dilution on account of (1) the Reorganized Parent Common Stock issued upon conversion of the Reorganized Parent Warrants and (2) the Reorganized Parent MIP Equity; and

(ii) the Reorganized Parent Warrants; or

(b)   In the event that the SplitCo Election is made:

(i) 1.5% of the Reorganized RemainCo Common Stock subject to dilution on account of (1) the Reorganized RemainCo Common Stock issued upon conversion of the Reorganized RemainCo Warrants and (2) the Reorganized RemainCo MIP Equity;

(ii) the Reorganized RemainCo Warrants; and

(iii) 5.0% of the Reorganized NAM Common Stock subject to dilution on account of the Reorganized NAM MIP Equity.

Voting. Impaired. Each holder of an Existing Equity Interest or Section 510(b) Claim will be entitled to vote to accept or reject the Chapter 11 Plan.

Section 510(b) Claims	Any Claims arising under section 510(b) of the Bankruptcy Code shall be discharged and terminated without any distribution on account of such Claims.

Existing Equity Interests in Parent Subsidiaries	All Existing Equity Interests in the Company (other than Parent) shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable entity that held or owned such interests immediately before the Effective Date, except as otherwise contemplated by the Company Separation.

Other Provisions

New Warrants

The term “Reorganized Parent Warrants” means, in the event that the SplitCo Election is not made, the five (5) year warrants for 10.0% of the Reorganized Parent Common Stock, subject to dilution on account of the Reorganized Parent MIP Equity, with a strike price to be set at an equity value at which the Noteholders would receive a recovery equal to par plus accrued and unpaid interest as of the Petition Date.

The term “Reorganized RemainCo Warrants” means, in the event that the SplitCo Election is made, the five (5) year warrants for 10.0% of the Reorganized RemainCo Common Stock, subject to dilution on account of the Reorganized RemainCo MIP Equity, with a strike price to be set at an equity value at which the Noteholders would receive a recovery equal to par plus accrued and unpaid interest as of the Petition Date.

With respect to both the Reorganized Parent Warrants and the Reorganized RemainCo Warrants, as applicable, there shall be simple arithmetic anti-dilution protection regarding the exercise price of such warrants and the number of shares of common stock to be issued upon exercise of such warrants only for corporate structural events (e.g., for stock recapitalizations, splits, reverse splits, stock dividends, reorganizations, consolidations, mergers, new issuances of common stock, reclassifications, and similar structural transactions), and not economic dilution. Neither the Reorganized RemainCo Warrants nor the Reorganized Parent Warrants shall have Black-Scholes protection.

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Public Listing

In the event that the SplitCo Election is not made, the Reorganized Parent Common Stock will be listed for trading on The New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Noteholders and reasonably acceptable to the Company, with such listing, if any, to be effective on, or as soon as reasonably practicable after, the Effective Date, unless, prior to the Effective Date, the Required Consenting Noteholders determine, in consultation with the Company, that the Reorganized Parent Common Stock shall not be listed for public trading.

In the event that the SplitCo Election is made, the Reorganized RemainCo Common Stock and/or the Reorganized NAM Common Stock will be listed for trading on The New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Noteholders and reasonably acceptable to the Company, with such listing, if any, to be effective on, or as soon as reasonably practicable after, the Effective Date, unless prior to the Effective Date, the Required Consenting Noteholders determine, in consultation with the Company, that the Reorganized RemainCo Common Stock and/or the Reorganized NAM Common Stock shall not be listed for public trading.

SEC Reporting

The Required Consenting Noteholders, in consultation with the Company, shall determine whether the Reorganized Debtors or, in the event the SplitCo Election is made, Reorganized RemainCo, shall maintain their or its current status and continue as a public reporting company under applicable U.S. securities laws, and shall continue to file annual, quarterly and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

The Required Consenting Noteholders, in consultation with the Company, shall determine whether, in the event that the SplitCo Election is made, on, or as soon as reasonably practicable after, the Effective Date, Reorganized NAM shall become a public reporting company under applicable U.S. securities laws, and shall file annual, quarterly and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Executory Contracts and Unexpired Leases	Subject to the terms and conditions hereof and the RSA, executory contracts and unexpired leases of the Debtors shall be assumed on the Effective Date (unless rejection thereof is acceptable to the SPN Filing Entities and the Required Consenting Noteholders).

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Employee Compensation, Severance, and Benefits Programs	All officers of the Company immediately prior to the Effective Date shall be retained in their existing positions upon the Effective Date, subject to the Company Separation (if applicable) and the terms of this Term Sheet. All employment agreements and severance policies, including all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their officers, employees and retirees, including without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, change-in-control plans, life and accidental death and dismemberment insurance plans (collectively, the “Assumed Employee Plans”), shall, subject to the provisos below, be maintained and assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by separate motion filed with the Bankruptcy Court or pursuant to the terms of the Chapter 11 Plan and the Confirmation Order; provided that (a) the Company, by executing the RSA, acknowledges and agrees that the Restructuring shall not constitute a change in control or term of similar meaning pursuant to any of the Assumed Employee Plans, and the Confirmation Order shall contain a finding and such other provisions acceptable to the Required Consenting Noteholders confirming the same, and (b) each “Executive” employment agreement, “Level I” employment agreement and “Level II” employment agreement shall only be maintained and assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) and considered an Assumed Employee Plan if the employee party to such agreement, on or prior to the Effective Date, (i) confirms that the Restructuring does not constitute a change in control and (ii) waives any right to resign with “good reason” solely as a result of the Restructuring or the Company Separation (if applicable). All claims arising from the Assumed Employee Plans shall otherwise be unimpaired by the Chapter 11 Plan.

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D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Debtors shall maintain and continue in full force and effect all insurance policies (and purchase any reasonable and customary related tail policies providing for coverage for at least a six-year period after the Effective Date, the cost of which tail policies shall be reasonably acceptable to the Required Consenting Noteholders) for directors’, managers’ and officers’ liability (the “D&O Liability Insurance Policies”). The Debtors shall assume (and assign to the Reorganized Debtors, if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Chapter 11 Plan and the Confirmation Order, all of the D&O Liability Insurance Policies and all indemnification provisions in existence as of the RSA Agreement Date for directors, managers and officers of the SPN Filing Entities, whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts, or otherwise (such indemnification provisions, the “Indemnification Provisions”). All claims arising from the D&O Liability Insurance Policies and the Indemnification Provisions shall be unimpaired by the Chapter 11 Plan; provided, however, that this provision shall not include any such claims arising from or related to any director, officer, manager, or employee of the Company that did not serve in such capacity on or after the RSA Agreement Date. In addition, on the Effective Date, in the event the SplitCo Election is made, Reorganized NAM shall obtain customary insurance policies for directors’, managers’ and officers’ liability.

Cancellation of Instruments, Certificates and Other Documents	On the Effective Date, except to the extent otherwise provided herein or in the Chapter 11 Plan, all instruments, certificates and other documents evidencing debt securities of, or Existing Equity Interests in, any of the Debtors shall be cancelled, and the obligations of the Debtors thereunder, or in any way related thereto, shall be discharged.

Exemption from SEC Registration	The issuance of all securities under the Chapter 11 Plan will be exempt from registration under section 1145 of the Bankruptcy Code (to the extent permitted pursuant to section 1145 of the Bankruptcy Code) or such other applicable securities law exemption.

Tax Matters	The terms of the Restructuring shall, to the extent practicable, be structured (a) to preserve or otherwise maximize favorable tax attributes, including tax basis (as a result of an election, with the consent of the Parent, pursuant to Section 336(e) of the Internal Revenue Code of 1986, as amended) or otherwise, of the Company, and; (b) in a tax-efficient matter, including by causing the Restructuring to be effected in a transaction that is taxable to the Consenting Noteholders for U.S. federal income purposes and in such a manner that does not result in the imposition of withholding taxes.

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Company Governance/Organizational Documents/Releases

New Boards

In the event that the SplitCo Election is not made and Reorganized Parent is a publicly-traded company, the board of directors of Reorganized Parent (the “New Board”) shall consist of seven (7) directors in total, and Goldentree Asset Management (“Goldentree”) shall have the right to select two (2) directors of the initial New Board, Monarch Alternative Capital LP (“Monarch”) shall have the right to select one (1) director of the initial New Board, the Chief Executive Officer of Reorganized Parent shall be a director of the New Board, and the remaining initial directors shall be selected by the members of the Ad Hoc Group. In the event that the SplitCo Election is not made and Reorganized Parent is not a publicly-traded company, then the Required Consenting Noteholders may reduce the size of the New Board to not less than five (5) directors in total, and in the event that the size of the New Board is so reduced, Goldentree shall have the right to select one (1) director of the New Board for so long as Goldentree owns at least a percentage of the Reorganized Parent Common Stock consistent with the percentage of Notes Claims owned by Goldentree as of the Effective Date, Monarch and Goldentree shall jointly have the right to select one (1) director of the Reorganized Parent Board for so long as Monarch and Goldentree jointly own at least a percentage of the Reorganized Parent Common Stock consistent with the percentage of Notes Claims owned by Monarch and Goldentree as of the Effective Date, the Chief Executive Officer of Reorganized RemainCo shall be a director of the New Board, and the remaining directors shall initially be selected by the members of the Ad Hoc Group. After the initial directors of the New Board are selected, future directors will be elected in accordance with Reorganized Parent’s corporate governance documents. The identities of the directors of the initial New Board shall be disclosed in the Plan Supplement.

In the event that the SplitCo Election is made and Reorganized RemainCo and Reorganized NAM are publicly-traded companies, the composition of the initial board of directors of Reorganized RemainCo (the “New RemainCo Board”) and the initial board of directors of Reorganized NAM (the “New NAM Board”) shall each consist of seven (7) directors in total. In the event that the SplitCo Election is made and either Reorganized RemainCo or Reorganized NAM is not a publicly-traded company, then the Required Consenting Noteholders may reduce the size of the New RemainCo Board or the New NAM Board, as applicable, to not less than five (5) directors in total. The directors of the New RemainCo Board and the New NAM Board shall be selected in the same manner as set forth above with respect to the directors of the New Board and include the respective Chief Executive Officer. The identities of the directors of the initial New RemainCo Board and New NAM Board shall be disclosed in the Plan Supplement.

Notwithstanding the foregoing, the Ad Hoc Group shall use commercially reasonable efforts to retain an executive search firm promptly after the Agreement Effective Date to advise the Ad Hoc Group regarding the selection of directors for the New Board, New RemainCo Board, and the New NAM Board, as applicable.

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Corporate Governance	The terms and conditions of the corporate governance documents of the Reorganized Debtors or, in the event the SplitCo Election is made, Reorganized NAM and Reorganized RemainCo (including the bylaws, certificates of incorporation, LLC agreements, stockholders agreements, registration rights agreements and other governance documents, as applicable) shall be prepared or amended and/or restated, consistent with this Term Sheet in all material respects, as determined by and acceptable to the Required Consenting Noteholders, in consultation with the Company.

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Management Incentive Plans

In the event that the SplitCo Election is not made, the New Board will be authorized to implement a management incentive plan (the “Reorganized Parent Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of the reorganized Company. Up to 10% of the Reorganized Parent Common Stock, on a fully diluted basis (the “Reorganized Parent MIP Equity”), shall be reserved for issuance in connection with the Management Incentive Plan, with the actual amount to be reserved as Reorganized Parent MIP Equity to be determined by the New Board. The participants in the Reorganized Parent Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board. Any shares of Reorganized Parent MIP Equity acquired pursuant to the Reorganized Parent Management Incentive Plan shall dilute the shares of Reorganized Parent Common Stock otherwise distributed pursuant to the Plan (including, without limitation, any equity issued with respect to the Reorganized Parent Warrants and the Equity Rights Offering).

In the event that the SplitCo Election is made, (a) New RemainCo Board will be authorized to implement a management incentive plan (the “Reorganized RemainCo Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized RemainCo and (b) the Reorganized NAM Board will be authorized to implement a management incentive plan (the “Reorganized NAM Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized NAM. Up to 10% of the Reorganized RemainCo Common Stock, on a fully diluted basis (the “Reorganized RemainCo MIP Equity”), and up to 10% of the Reorganized NAM Common Stock, on a fully diluted basis (the “Reorganized NAM MIP Equity”) shall be reserved for issuance in connection with the Reorganized RemainCo Management Incentive Plan and the Reorganized NAM Management Incentive Plan, as applicable, with the actual amount to be reserved under the applicable Reorganized NAM Management Incentive Plan or Reorganized RemainCo Management Incentive Plan as Reorganized NAM MIP Equity or Reorganized RemainCo MIP Equity, as applicable, to be determined by the applicable board. The participants in the Reorganized RemainCo Management Incentive Plan and the Reorganized NAM Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New RemainCo Board and the New NAM Board, respectively. Any shares of Reorganized RemainCo MIP Equity and Reorganized NAM MIP Equity acquired pursuant to the applicable Management Incentive Plan shall dilute the shares of Reorganized RemainCo Common Stock and Reorganized NAM Common Stock otherwise distributed pursuant to the Plan (including, without limitation, any equity issued with respect to the Reorganized RemainCo Warrants and the Equity Rights Offering).

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Notwithstanding the foregoing, the New Board, the New RemainCo Board, or the New NAM Board, as applicable, shall retain a compensation consultant acceptable to the Required Consenting Noteholders prior to the Effective Date to advise the respective new board(s) regarding the development of the Reorganized Parent Management Incentive Plan, the Reorganized RemainCo Management Incentive Plan, and the Reorganized NAM Management Incentive Plan, as applicable. Each such management incentive plan shall be adopted by the New Board, the New RemainCo Board, or the New NAM Board, as applicable, within one-hundred twenty (120) days after the Effective Date.

Release & Exculpation	The Chapter 11 Plan and the Confirmation Order shall provide mutual releases and exculpation provisions in form and substance acceptable to the Company and the Required Consenting Noteholders to the fullest extent permitted by law in favor and for the benefit of the Company, members of the Ad Hoc Group, the ABL Lenders, the ABL Agent, the Notes Trustee, the Consenting Noteholders, the Participating Noteholders, and such entities’ respective current and former affiliates and subsidiaries, and such entities’ and their current and former affiliates’ and subsidiaries’ current and former directors, officers, managers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (collectively, the “Released Parties”); provided, however, that the Released Parties shall not include any director, officer, manager, or employee of the Company that did not serve in such capacity on or after the RSA Agreement Date, or other entity named as a defendant in a pending suit by the Debtors (together, the “Excluded Parties”).

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Such releases shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any direct and/or derivative claims and avoidance actions, of the Company and such other releasing party, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company or such other releasing party would have been legally entitled to assert against any Released Party in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Effective Date arising from or related in any way in whole or in part to the Company, the Restructuring, the ABL Agreement, the ABL Facility, the Indentures, the Notes, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Chapter 11 Plan, or the negotiation, formulation, or preparation of the Definitive Documents or related agreements, instruments, or other documents; provided, however, that such releases shall not extend to the Excluded Parties and shall not apply to any claims for fraud, gross negligence, or willful misconduct. To the maximum extent permitted by applicable law, any such releases shall bind all parties who affirmatively vote to accept the Plan, those parties who abstain from voting on the Chapter 11 Plan if they fail to opt-out of the releases, those parties that vote to reject the Chapter 11 Plan unless they opt-out of the releases, and those non-voting parties that fail to return an opt-out form.

Injunction & Discharge	The Chapter 11 Plan and the Confirmation Order will contain injunction and discharge provisions reasonably acceptable to the Company and the Required Consenting Noteholders.

Other Terms and Conditions	The Chapter 11 Plan and the other Definitive Documents will contain such other terms and conditions (including conditions precedent) as are reasonable and customary for transactions of this type and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders.

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Exhibit B

Form of Joinder

JOINDER TO RESTRUCTURING SUPPORT AGREEMENT

The undersigned hereby acknowledges that it has received and fully reviewed the Restructuring Support Agreement (including the exhibits attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Agreement”), dated as of September 29, 2020, by and among (i) Superior Energy Services, Inc. (“Parent”), (ii) each direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each an “SPN Subsidiary”, and together with Parent, the “Company”), and (iii) the Noteholders (as defined therein) party thereto (the “Consenting Noteholders”). The undersigned acknowledges and agrees, by its signature below, that it is bound by the terms and conditions of the Agreement and shall be deemed a “Consenting Noteholder” for all purposes under the terms of and pursuant to the Agreement as of the date hereof.

Date: [_____________], 2020

[Name of Holder/Proposed Transferee]

By:

Name:
Title:

Principal Amount of Notes Claims as of the date hereof:

$_____________________________

Address for Notice:

[__________]

[__________]

Attention: [__________]

Facsimile: [__________]